EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of our audit report dated December 14, 2021, with respect to the balance sheets of Astra Energy, Inc. as of August 31, 2021 and 2020, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt of the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Interest of Named Experts and Counsel” in such Registration Statement.

Spokane, Washington

March 1, 2022